EXHIBIT 10.1

Executive Service Agreement

Date:	13 February 2002

Parties:	ORBITAL ENGINE CORPORATION LIMITED ABN 32 009 344 058 having its registered office at 1 Whipple Street Balcatta, 6021 Western Australia (“Company”)

PETER CHAPMAN COOK of 14 Clearwater Place Long Ditton Surrey KT6 4ET United Kingdom (“Executive”)

Recitals:

The Company has agreed to appoint the Executive as Managing Director and Chief Executive of the Company on the terms and conditions set out in this agreement.

Operative provisions:

1    Appointment

1.1	The Company appoints the Executive as Managing Director and Chief Executive Officer of the Company.

1.2	The Executive agrees to:

(a)	devote the whole of his time and attention and skill during normal business hours, and at such other times as is reasonably necessary, to the duties of his office;

(b)
faithfully and diligently perform the duties of, and exercise the powers consistent with, the office to which he is appointed as may from time to time be assigned to or vested in the Executive by the board of directors of the Company (“Board”); and

(c)	promote the interests of the Company and its related bodies corporate (“Group”).

1.3	The Executive will report directly to the Board and must provide prompt and full information on the conduct of the business or affairs of the Group.

1.4	The Executive must comply with the reasonable directions given by the Board.

2    Term

2.1	The appointment of the Executive commences on 1 January 2002 and will continue until terminated in accordance with this agreement.

EXHIBIT 10.1

3    Remuneration

Package

3.1	The Executive will receive a minimum remuneration package of $375,000 per annum, inclusive of the amount of the payments referred to in clause 3.11 (“Package”).

3.2	The Package will be reviewed by the Board annually. The first review will occur in June 2003. The Package may not be reduced at any review unless otherwise agreed by the Executive.

3.3
The Package will be made available in the combination of cash salary, provision of superannuation contributions and provision of other non-cash benefits agreed between the Company and the Executive from time to time. The Package must include the minimum superannuation contribution required by law.

3.4	If the Company and the Executive cannot agree on the combination that is to comprise the Package then it will comprise the minimum superannuation contribution required by law plus cash salary only.

3.5	Any fringe benefits tax or other tax for which the Company becomes liable by reason of the components of the Package will be a component of the Package.

3.6
The Company will reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive on the business of the Company including expenses of entertainment, subsistence, travelling (air travel to be business class on international and long haul flights) and home telephone, which expenses must be evidenced in the manner the Company reasonably requires before payment. The Company will also meet the cost of directors’ and officers’ liability insurance for the Executive to the fullest extent permitted by law. The Company will pay the costs of accompanying spouse travel (which costs shall not form part of the Package) on no more than two business trips per year. The payments referred to in this clause 3.6 and any associated fringe benefits tax or other taxes for which the Company becomes liable will not form part of the Package.

Cash bonus

3.7
The Executive will qualify for a cash bonus of up to $75,000 per annum ( 20% of the Package) subject to the Company achieving planned targets for EBIT and cash flow. The basis for any payment will be in accordance with the terms of the Company’s Senior Executive Bonus Scheme as amended from time to time. The Executive acknowledges having received a copy of the terms of the scheme current at the date of this agreement.

Share Scheme

3.8
The Executive will be offered a maximum of 50,000 fully paid ordinary shares in the Company under the terms of the Company’s Executive Long Term Share Plan as amended from time to time. Any issue of shares pursuant to the Plan will be subject to shareholder approval. The Executive acknowledges having received a copy of the terms of the Plan current at the date of this agreement.

EXHIBIT 10.1

Relocation and Repatriation Expenses

3.9	The Company shall pay the following initial costs of the relocation of the Executive:

(a)	business class travel from London to Perth of the Executive and spouse;

(b)	shipment of personal and household effects from the United Kingdom and Melbourne to Perth;

(c)	storage of household effects;

(d)	relocation of the Executive’s vehicle from Melbourne to Perth;

(e)	the cost of serviced apartment accommodation or equivalent as agreed by the parties for a maximum of 8 weeks; and

(f)	professional fees and stamp duties in respect of the purchase by the Executive of a residential property in Perth,

provided that the expense incurred by the Company in respect of the matters referred to in paragraphs (b), (c) and (d) hereof shall not exceed $20,000 and further provided that the maximum amount payable by the Company in respect of the matters referred to in paragraph (f) shall be $20,000.

3.10
In the event of termination of the employment of the Executive other than by reason of clause 10.1, the Company shall pay the repatriation costs of the Executive, including, but not limited to, costs similar to the relocation costs referred to in clauses 3.9 (a) to (e), provided that the expense incurred by the Company in respect of the repatriation (excluding air fares) shall not exceed $20,000, which amount shall be increased to reflect any increase in those types of expense between the date of this agreement and the date of repatriation.

Term Life Insurance

3.11	The Company shall pay the premiums in respect of term life policies currently existing with Tower Life in respect of the life of the Executive.

4      Superannuation

As part of the Package, the Company must make contributions with respect to the Executive to a complying superannuation fund in accordance with the terms of the relevant fund. On the basis of the minimum remuneration package the base salary will be $347,200 with a Company contribution to superannuation of $27,800. Should the Executive elect to contribute 4% of base salary to superannuation, the Company will match his contribution with additional superannuation contributions. The Executive’s minimum total remuneration in these circumstances will be $388,888 consisting of base salary of $347,200, and Company superannuation contributions of $41,688 (of which $13,888 matches the Executive’s superannuation contributions).

EXHIBIT 10.1

5       Leave

5.1
The Executive will be entitled, in addition to normal public holidays, to 4 weeks paid leave in respect of each completed year of service at a period or periods to be agreed by the Company and the Executive.

5.2	The Company may require the Executive to take any significant accrued but untaken leave entitlement at any time or times directed by the Company.

5.3	No annual leave loading will be payable.

6       Payment during absence on medical grounds

The Company will continue to pay the Executive’s Package during any period of absence on medical grounds in full for up to a maximum of 2 weeks in any period of 12 months.

7       Secrecy

7.1
The Executive must not, either during the continuance of his employment under this agreement or thereafter, divulge to any person or use for any purpose other than those of the Group, and must use his best endeavours to prevent the disclosure of, any trade secret industrial process or any information concerning the business or finances of the Group or of any of the dealings, transactions or affairs which may come to his knowledge during or in the course of his employment, other than information which is freely available to the public, and except to the extent that:

(a)	he is required to disclose that information in the performance of his duties as Managing Director and Chief Executive Officer of the Company; or

(b)	he is required to disclose that information by law or the rules of any stock exchange.

7.2	Nothing in this clause is to be taken as limiting the Executive’s duty to the Group.

8       Restrictions on other activities of the Executive

8.1
For so long as the Executive is in the employment of the Company, he must not be engaged or concerned or interested in any other competing business without the prior written consent of the Company. Notwithstanding the foregoing, the Executive is permitted to hold investments (directly or through nominees) in listed companies which operate competing businesses up to a maximum of 5% of the issued share capital in any one such company.

8.2	The Executive must not accept any payment or other benefit as an inducement or reward for any act or forebearance or in connection with the business of the Group.

EXHIBIT 10.1

9        Protection of the Company’s interests

9.1
The Executive undertakes to the Company that he will not, for the period specified in clause 9.2 below and within the geographical limits specified in clause 9.3 below, without the prior written consent of the Company:

(a)
be engaged or involved in any capacity in any business or activity which is the same as or similar to the business of the Company or any material part of it. For the purposes of this clause “engaged or involved in” includes direct or indirect involvement as a principal, agent, partner, employee, shareholder, unitholder, director, trustee, beneficiary, manager, consultant, adviser or financier;

(b)	solicit the custom of any person who was a customer of the Company or the Group at any time within the 12 months before the date of termination of employment under the agreement; or

(c)
entice away or endeavour to entice away from the Company or the Group any person who was at any time during the 12 months before the date of termination of employment under this agreement, a director, employee, consultant, agent, representative, associate or adviser to the Company or the Group.

9.2	Period:

(a)	For a period of 6 months from the date of termination of employment under this agreement.

9.3	Area:

(a)	Australia;

(b)	Europe;

(c)	United States;

(d)	United Kingdom;

(e)	Japan.

9.4
The covenants contained in clause 9.1 shall be construed as if they were a number of separate covenants which result from combining the commencement of clause 9.1 with clause 9.2, and combining each sub-clause of clause 9.3, each resulting sub-clause being severable from each resulting sub-clause. If any of the prohibitions or restrictions contained in this clause 9 is judged to go beyond what is reasonable in the circumstances and necessary to protect the goodwill of the Company, but would be judged reasonable and necessary if any activity were deleted or a period or area were reduced, then the prohibitions or restrictions apply with that activity deleted or period or area reduced by the minimum amount necessary.

EXHIBIT 10.1

9.5
The Executive acknowledges that, having regard to his duties with the Company, he has or will become possessed of secret and confidential knowledge and information relating to the trade secrets, industrial process and other information concerning the business or finances of the Group and that disclosure of such knowledge and information could materially harm the Group and therefore agrees that the restrictive covenants contained in this clause 9 are reasonable and necessary for the protection of the goodwill of the Group.

9.6
Notwithstanding clause 9.1 the Executive may hold in aggregate up to 5% of the shares in any listed company, directly or through nominees, even though that company carries on any of the activities referred to in clause 9.1.

10        Termination

10.1	In the event that the Executive:

(a)	commits any serious misconduct justifying summary dismissal at law;

(b)	wilfully, persistently and materially breaches any of the provisions of this agreement; or

(c)	materially breaches any provision of this agreement and, if the breach is remediable, does not remedy it within 14 days after receiving notice in writing from the Company specifying the breach;

then the Company may immediately terminate the employment of the Executive under this agreement.

10.2
In the event that the Executive is advised by an independent medical officer that his health has deteriorated to a degree that he would be unable to carry out the inherent requirements of the office of Managing Director and Chief Executive Officer of the Company and the Executive is entitled to receive disability payments under the life policies referred to in clause 3.11, then the Company may then terminate the employment of the Executive under this agreement.

10.3	In the event that the Company terminates the employment of the Executive other than by reason of clause 10.1 then:

(a)	the Company will pay the Executive a cash amount equal to one year’s remuneration Package;

(b)	the Company will pay the Executive any cash bonus due, but not paid, in accordance with clause 3.7;

(c)
if the Company’s year to date actual performance at the date of termination is ahead of the year-to-date bonus target, an additional cash bonus will be paid in accordance with clause 3.7, calculated on a pro rata basis,

EXHIBIT 10.1

with	payments under this clause to be structured in such manner as may be agreed between the parties.

10.4	The Executive may terminate employment at any time on not less than 3 months written notice to the Company.

10.5
If the Executive is a director of any member of the Group on termination of his employment with the Company for any reason whatsoever, including expiry due to effluxion of time, the Executive must immediately resign as a director of the relevant company and the Executive irrevocably authorises the Chairman of the Company to execute any resignation on his behalf.

10.6
The Executive authorises the Group to set off against and deduct from all or any amounts payable to the Executive on termination of his employment under this agreement, whether by way of salary, allowances, accrued leave, long service leave, retirement allowances or otherwise, any amount agreed by the parties as owing by the Executive to the Group on any account whatsoever.

10.7
On termination of employment under this agreement for any reason, the Executive must immediately deliver to the Company all books, documents, papers, materials, credit cards, motor cars and other property of or relating to the Group which may then be in his possession or under his power or control.

11        Entire agreement

This agreement constitutes the entire agreement of the parties about its subject matter and any previous agreements, understandings and negotiations on that subject matter cease to have any effect.

12        Waiver

A provision of or a right created under this agreement may not be:

(a)	waived except in writing signed by the party granting the waiver; or

(b)	varied except in writing signed by the parties.

13        Severance

If the whole or any part of a provision of this agreement is void, unenforceable or illegal in a jurisdiction it is severed for that jurisdiction. The remainder of this agreement has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This clause has not effect if the severance alters the basic nature of this agreement or is contrary to public policy.

EXHIBIT 10.1

14        Governing law

14.1	This agreement and the transactions contemplated by this agreement are governed by the law in force in Western Australia.

14.2
Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Western Australia and courts of appeal from them for determining any dispute concerning this agreement.

15        Notices

15.1
A notice, approval, consent or other communication in connection with this agreement must be in writing, and must be left at the address of the addressee, or sent by prepaid ordinary post to that address or sent by facsimile to the facsimile number of the addressee which is specified in this clause or if the addressee notifies another address or facsimile number then to that address or facsimile number.

15.2	The address and facsimile number of each party is:

Company
Address:	1 Whipple Street
Balcatta	Western Australia

Facsimile:	+61 8 9441 2133

Executive

Address:	14 Clearwater Place
Long Ditton, Surrey KT6 4ET
UNITED	KINGDOM

Facsimile:	+44 20 8398 7760

15.3	A notice, approval, consent or other communication takes effect from the time it is received unless a later time is specified in it.

15.4	A letter or facsimile is taken to be received:

(a)	in the case of a posted letter, on the third (seventh, if posted to or from a place outside Australia) day after posting; and

(b)
in the case of a facsimile, on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

EXECUTED as an agreement

EXHIBIT 10.1

Execution page

EXECUTED by ORBITAL ENGINE CORPORATION LIMITED in accordance with section 127(1) of the Corporations Act 2001 by authority of its directors in the presence of:

/s/    L Powell
Signature of witness

L Powell
Name of witness (block letters)
) ) ) ) ) ) ) ) ) ) ) ) ) ) )
/s/    R W Kelly
Signature of director

R W Kelly
Name of director (block letters)

/s/    J B Abbott
Signature of company secretary*
*delete whichever is not applicable

J B Abbott
Name of company secretary* (block letters)
*delete whichever is not applicable

SIGNED by PETER CHAPMAN COOK in the presence of:

/s/    J B Abbott
Signature of witness

J B Abbott
Name of witness (block letters)

c/–  1 Whipple Street, Balcatta
Address of witness

Corporate Solicitor
Occupation of witness
) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	/s/ P C Cook Signature